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[Letterhead of GRAY CARY WARE & FREIDENRICH,
A Professional Corporation]

ATTORNEYS AT LAW
400 HAMILTON AVENUE
PALO ALTO, CA 94301-1825

TEL: (650) 328-6561
FAX: (650) 327-3699

http://www.gcwf.com

                                                                     EXHIBIT 5



                                  November 13, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

    As legal counsel for Network Computing Devices, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 3,430,281 shares of the Common Stock, no par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the Network Computing Devices, Inc. 1989 Stock Option Plan, the 1994 Outside Directors Stock Option Plan, and the 1992 Employee Stock Purchase Plan (the "Plans"), and under a stock option granted to Robert G. Gilbertson (the "Individual Option").

    We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.

    Based on such examination, we are of the opinion that the 3,430,281 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Plans and the Individual Option are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans and the Individual Option will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.


                                       Respectfully submitted,

                                       /s/ Gray Cary Ware & Freidenrich

                                       GRAY CARY WARE & FREIDENRICH
                                       A Professional Corporation